Exhibit 99

From: Rick James (news media)
414-221-4444
rick.james@we-energies.com

Colleen Henderson, CFA (analysts)
414-221-2592
colleen.henderson@wisconsinenergy.com

July 27, 2005

Wisconsin Energy Corporation Posts Higher Results in Second Quarter

MILWAUKEE - Wisconsin Energy (NYSE:WEC) reported net income from continuing operations of $57 million or 48 cents per share for the second quarter of 2005. The company recognized a 14 cent per share gain in the second quarter associated with the ability to recognize state tax operating losses at the parent company level. Excluding this item, adjusted earnings were 34 cents per share.

Net income from continuing operations in the second quarter of 2004 was $22 million or 18 cents per share. Excluding 2 cents per share of non-recurring charges, adjusted earnings were 20 cents per share in the second quarter of 2004.

Warmer than normal summer weather, lower debt levels at Wisconsin Energy and continued cost control across the utility operations contributed to second quarter results. Second quarter 2005 revenues from continuing operations were $793 million compared with $715 million in the second quarter last year.

Residential use of electricity was up 11.9 percent in this year's second quarter, reflecting warm summer temperatures as compared to last year. Use of electricity by commercial and industrial customers increased by 2.3 percent.

"In addition to strong financial results, we continued to deliver world-class reliability, and our focus remains on generating high levels of customer satisfaction," said Gale Klappa, Wisconsin Energy's chairman, president and chief executive officer. "We also began construction of our new units at Oak Creek. The units are targeted to go into service in 2009 and 2010, and once they're completed, we expect them to provide our customers with affordable energy for years to come."

Earnings per share listed in this news release are on a fully diluted basis.

Conference Call

A conference call is scheduled for 1 p.m. Central time on Wednesday,
July 27, 2005. The presentation will review 2005 second quarter earnings and discuss the company's outlook for the future.

All interested parties, including stockholders, the news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing (800)289-0572 up to 15 minutes before the call begins. There is no pass code required. Access also may be gained through the company's Web site (www.WisconsinEnergy.com) by clicking on the icon for the "Second Quarter 2005 Earnings Release & Conference Call." In conjunction with this earnings announcement, Wisconsin Energy has posted on its Web site a package of detailed financial information on its second quarter performance. The materials will be available at 7:30 a.m. Central time on July 27. An archive of the presentation will be available on the Web site after the call. A replay of the audio presentation will be available for one week after the call. Dial (888) 203-1112. The pass code is 2140830.

Non-GAAP Earnings Measures

Adjusted earnings (non-GAAP earnings), which generally exclude non-operational items as well as one-time charges or credits that are not associated with the company's ongoing operations, are provided as a complement to earnings presented in accordance with GAAP. The excluded items are not indicative of the company's operating performance. Therefore, we believe that the presentation of adjusted earnings from operations is relevant and useful to investors to understand Wisconsin Energy's operating performance. Management uses such measures internally to evaluate the company's performance and manage its operations.

Wisconsin Energy Corporation (NYSE:WEC), based in Milwaukee, is a Fortune 500 energy company serving more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and more than one million natural gas customers in Wisconsin. The company's principal utilities are We Energies and Edison Sault Electric. The company's nonutility businesses include energy development, recycling and renewable energy, and real estate development.

One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.WisconsinEnergy.com) has approximately 5,600 employees, 58,000 registered stockholders and more than $9 billion of assets.

Forward Looking Statements

Some matters discussed above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to various risks and uncertainties. Actual results may vary materially from those set forth in forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions; business and competitive conditions in the deregulating and consolidating energy industry, in general, and, in particular, in the company's service territories; unanticipated operational and/or financial consequences related to the implementation on April 1, 2005, of a bid-based energy market in Wisconsin and Michigan; availability of the company's generating facilities; changes in purchased power costs; changes in coal or natural gas prices and supply and transportation availability and the ability to recover fuel and purchased power costs; varying weather conditions; risks associated with nonutiilty diversification; regulatory decisions; construction risks; obtaining necessary regulatory approvals and investment capital to implement the growth strategy; successful resolution of legal challenges to the company's Power the Future program; equity and bond market fluctuations; foreign, governmental, economic, political and currency risks; and other cautionary factors described in the Management's Discussion and Analysis of Financial Condition and Results of Operations in Wisconsin Energy Corporation's 10-K for the year-ended December 31, 2004, and other factors described in the company's subsequent reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables Follow

# # #

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30

	2005	2004	2005	2004

	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$793	$715	$1,892	$1,780

Operating Expenses
Fuel and purchased power	186	152	344	296
Cost of gas sold	142	130	553	515
Other operation and maintenance	273	255	532	510
Depreciation, decommissioning
and amortization	79	82	162	158
Property and revenue taxes	23	22	45	44

Total Operating Expenses	703	641	1,636	1,523

Operating Income	90	74	256	257

Other Income, Net	17	10	35	15

Financing Costs	42	50	84	105

Income From Continuing
Operations Before Income Taxes	65	34	207	167

Income Taxes	8	12	60	62

Income From Continuing Operations	57	22	147	105

Income From Discontinued
Operations, Net of Tax	5	17	5	24

Net Income	$62	$39	$152	$129

Earnings Per Share (Basic)
Continuing operations	$0.49	$0.18	$1.26	$0.89
Discontinued operations	0.04	0.15	0.04	0.20

Total Earnings Per Share (Basic)	$0.53	$0.33	$1.30	$1.09

Earnings Per Share (Diluted)
Continuing operations	$0.48	$0.18	$1.24	$0.88
Discontinued operations	0.04	0.14	0.04	0.20

Total Earnings Per Share (Diluted)	$0.52	$0.32	$1.28	$1.08

Weighted Average Common
Shares Outstanding (Millions)
Basic	117.0	118.0	117.0	118.2
Diluted	118.3	119.5	118.3	119.9

Dividends Per Share of Common Stock	$0.22	$0.21	$0.44	$0.41

WISCONSIN ENERGY CORPORATION SUMMARY OF CONSOLIDATED CONDENSED EARNINGS
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30

	2005	2004	2005	2004

	(Millions of Dollars)

Operating Income

Utility Energy Segment	$90	$74	$261	$261

Non-Utility Energy Segment	-	-	(1)	(2)

Corporate and Other	-	-	(4)	(2)

Total Operating Income	90	74	256	257

Other Income, Net	17	10	35	15

Financing Costs	42	50	84	105

Income From Continuing
Operations Before Income Taxes	65	34	207	167

Income Taxes	8	12	60	62

Income From Continuing Operations	57	22	147	105

Income From Discontinued
Operations, Net of Tax	5	17	5	24

Net Income	$62	$39	$152	$129

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	(Unaudited)
	June 30, 2005	December 31, 2004

	(Millions of Dollars)
Assets

Property, Plant and Equipment
In Service	$8,259	$8,204
Accumulated depreciation	(3,194)	(3,107)

	5,065	5,097
Construction work in progress	796	602
Leased facilities, net	96	99
Nuclear fuel, net	96	85

Net Property, Plant and Equipment	6,053	5,883

Investments	1,021	1,025

Current Assets
Cash and cash equivalents	21	36
Accounts receivable	354	349
Accrued revenues	158	245
Materials, supplies and inventories	319	407
Assets held for sale	-	30
Other	197	137

Total Current Assets	1,049	1,204

Deferred Charges and Other Assets
Regulatory assets	899	849
Goodwill, net	442	442
Other	157	162

Total Deferred Charges and Other Assets	1,498	1,453

Total Assets	$9,621	$9,565

Capitalization and Liabilities

Capitalization
Common equity	$2,579	$2,492
Preferred stock of subsidiary	30	30
Long-term debt	2,993	3,240

Total Capitalization	5,602	5,762

Current Liabilities
Long-term debt due currently	347	101
Short-term debt	250	338
Accounts payable	294	310
Accrued liabilities	104	114
Other	173	129

Total Current Liabilities	1,168	992

Deferred Credits and Other Liabilities
Regulatory liabilities	1,345	922
Asset retirement obligations	316	762
Deferred income taxes - long-term	546	530
Other	644	597

Total Deferred Credits and Other Liabilities	2,851	2,811

Total Capitalization and Liabilities	$9,621	$9,565

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30

	2005	2004

	(Millions of Dollars)
Operating Activities
Net income	$152	$129
Income from discontinued operations, net of tax	(5)	(24)
Reconciliation to cash
Depreciation, decommissioning and amortization	174	176
Deferred income taxes and investment tax credits, net	5	34
Working capital and other	109	179

Cash Provided by Operating Activities	435	494

Investing Activities
Capital expenditures	(322)	(255)
Proceeds from asset sales	55	16
Other investing activities	(18)	24

Cash Used in Investing Activities	(285)	(215)

Financing Activities
Common stock issued (repurchased), net	(22)	(51)
Dividends paid on common stock	(52)	(49)
Change in debt, net	(91)	(186)

Cash Used in Financing Activities	(165)	(286)

Change in Cash From Continuing Operations	(15)	(7)

Cash at Beginning of Period	36	28

Cash at End of Period	$21	$21

Supplemental Information - Cash Paid For
Interest (net of amount capitalized)	$101	$116
Income taxes (net of refunds)	$100	$58